FOR IMMEDIATE RELEASE

  Diodes Incorporated Reports Record Fourth Quarter and Full Year 2006 Results

               o Annual revenues up 60% to a record $343.3 million
         o 4Q EPS increases 18% sequentially to $0.53 versus $0.45 in 3Q

Westlake Village, California, February 6, 2007 - Diodes Incorporated (NasdaqGS:
DIOD), a leading manufacturer and supplier of high-quality discrete and analog semiconductors, today reported record financial results for the fourth quarter ending December 31, 2006.

Year 2006 Record Performance:

>>    Revenues increase 60% to $343.3 million
>>    Pro forma net income increased 60% to $53.4 million
>>    EPS rises to $1.74 ($1.89 pro forma)
>>    Generates $70 million in cash flow from operations

Fourth Quarter Highlights:

>>    Revenues increased 54% YOY to a record $94.4 million
>>    Gross profit increased 47% YOY to $31.5 million or 33.4%
>> Pro forma net income increased 57% YOY to a record $15.8 million, or $0.56 per fully diluted share, up from $10.0 million, or $0.36 per share
>> Net income increased 15% sequentially to a record $14.7 million, or $0.53 per fully diluted share, up from $12.8 million, or $0.45 per share in the third quarter of 2006
>>    Cash flow from operations increased 78% YOY to $23.5 million

For the full fiscal year 2006, revenues increased 59.9% to $343.3 million, compared to $214.8 million for fiscal 2005. Pro forma net income for the year, which excludes $5.3 million of net share-based compensation, increased 60.3% to $53.4 million, compared to $33.3 million in 2005. Pro forma fully diluted earnings per share grew to $1.89 for 2006, compared to $1.29, for 2005.

Revenues for the fourth quarter of 2006 increased 53.9% year-over-year and 2% sequentially to a record $94.4 million. Pro forma net income increased 57.2% year-over-year to a record $15.8 million, or $0.56 per fully diluted share, up from $10.0 million, or $0.36 per share, in the fourth quarter of 2005, and $0.49 in the third quarter of 2006. Pro forma results are included because under FAS 123(R), in the first quarter of 2006, the Company began expensing stock options, and therefore, equivalent share-based compensation expense was not reflected in the 2005 periods. Pro forma net income and earnings per share exclude approximately $1.1 million in non-cash, net share-based compensation expense (see table for a reconciliation of the impact of pro forma net income to GAAP net income). Net income on a GAAP basis increased 14.9% sequentially to $14.7 million, or $0.53 per fully diluted share, compared to $12.8 million, or $0.45 per share, in the third quarter of 2006.

Commenting on the quarter, Dr. Keh-Shew Lu, President and CEO of Diodes Incorporated, said: "During the fourth quarter and for the full fiscal year 2006 Diodes delivered an outstanding performance as we continued to outpace the overall market and take market share in the discrete and the analog space. Overall we feel our record performance for the quarter and the year reflects our customers' acceptance of our broader product line and reaffirms our confidence in the soundness of our current strategic direction. Looking forward to 2007, we expect to continue to build on our strengths as we benefit from synergies between our discrete and adjacent analog segments and continue to focus on customer centric innovation and efficient manufacturing to deliver profitable growth."

In the fourth quarter the Company issued $230 million in aggregate principal convertible senior notes due on October 1, 2026. The notes pay interest semiannually at a rate of 2.25% per annum and are convertible, at the Company's option, into cash and/or shares of common stock. The Company intends to use the net proceeds from this offering for working capital and other general corporate purposes, including acquisitions.

End-Markets

"In the fourth quarter we saw strong demand from the computer and consumer electronics segments with increased demand in the telecom segment. We continue to see good acceptance from our customers for our extended analog and discrete product lines and remain excited about the attractive cross selling and product development opportunities going into 2007. In the fourth quarter we outperformed the overall market and took share in a broad range of end equipment categories, including digital audio players, set-top boxes, LCD monitors and notebook computers. During the quarter, computers and consumer electronics made up 37% and 36% of total sales respectively, with telecom contributing 15%," commented Mark King, Sr. Vice President of Sales and Marketing.

"Asia grew 5% sequentially and contributed 75% of our fourth quarter sales, supported by the consumer and computer segments. We have integrated the recently acquired APD product line into our sales channels and expect to see significant opportunities in the Asia power management market. North America and Europe were down sequentially due to seasonal downturn in some key OEM accounts and distributor point-of-purchase. Sales in Europe contributed 2.7% for the quarter and 3.3% for the year as sales into this important market more than doubled from last year as we continued to make progress with new design wins, contracts and initial orders, including our first omnipolar hall sensor products in an industrial application," said Mr. King.

Design Wins and New Products

"Design activity was again strong in the fourth quarter with multiple wins at over 60 accounts. We experienced good traction on commodity analog design wins in North America and Europe including LDO and switching regulators in motherboards, set-top boxes and game consoles and in Asia for LCD panels, printers and GPS systems," Mr. King commented. "On the discrete side we continued to see strong interest on our DFN leadless packages, PowerDI and array platforms for digital audio devices, mobile handsets, power converters and DSL modems."

During the quarter the Company made substantial progress on the integration of the APD SBR(R) patented wafer technology acquisition with approximately 75% of the product line qualified and converted to the Diodes, Inc. brand. In addition, subsequent to the end of the quarter, Diodes introduced the SBR(R) PowerDITM123 product family; a technological breakthrough achieved in a first of several planned SBR(R) product introductions representing performance unobtainable with traditional Schottky technology. Based on the positive feedback from customers, management expects design activity on this product line to be strong in the coming quarters.

Sales of new products reached a record 33.4% of total sales, compared to 15.6% a year ago, and 29.7% last quarter, and this growth includes the contribution of our analog line. New product revenue was driven by products in sub-miniature array, QFN, PowerDITM, and Schottky platforms on the discrete side, as well as the analog product lines.

Additional Financial Highlights

Gross profit for the fourth quarter of 2006 increased 47.4% compared to the same period last year to $31.5 million, or 33.4% of revenue. This increase in gross profit was helped by improved product mix and increased sales volume. For the fiscal year 2006, gross profit was up 53.1% to $113.9 million, with gross margin coming in at 33.2%.

For the quarter, SG&A expenses were $13.1 million or 13.8% of revenue ($11.8 million or 12.5% without $1.3 million in non-cash, share-based FAS123(R) compensation), versus $8.8 million, or 14.4% of revenue, in the fourth quarter last year (see table for a reconciliation of the impact of share-based compensation expense to reported results). For the year, SG&A expenses were $47.9 million, or 14.0% of revenues ($42.6 million or 12.4% without $5.4 million in non-cash, share-based FAS123(R) compensation), compared to 14.1% for 2005.

Investment in research and development grew to $2.3 million, or 2.5% of revenue, compared to $1.0 million, or 1.7% of sales, in the fourth quarter of 2005. For the year, investment in research and development increased 124% to $8.3 million from $3.7 million.

Capital expenditures for the quarter were $12.7 million and $45.1 million the year. For 2006, excluding the $6 million Taiwan building purchase, capital expenditures were at approximately 11.4% of revenue, in-line with our 10-12% full-year guidance. Depreciation expense for the quarter was $7.0 million and $21.1 million for the year.

At December 31, 2006, Diodes had approximately $340 million in total cash and short-term investments, $396 million in working capital, $237 million in long-term debt, and unused and available credit facilities of $50.9 million. For the fiscal year 2006, shareholder equity increased 30.4% to $294 million. In addition, for the fourth quarter and year, cash flow generated from operating activities was $23.5 million and $70.0 million, representing increases of 77.8% and 38.5%, respectively, over the comparable periods last year.

Business Outlook

"Coming off our 7th consecutive quarter of record revenue, albeit at a more modest 2% sequential growth, and with a book-to-bill ratio below par, we currently expect to see first quarter 2007 revenue in the $90 to $94 million range, with comparable gross margins. Moving forward we will continue to leverage our core competencies in manufacturing excellence and customer centric innovation to expand our market share in the discrete and standard analog markets targeting growth above the overall market, and as we internalize packaging of our analog products, and continue to introduce new products, we expect to see gradual expansion in our gross margins," stated Dr. Lu. "As we enter 2007 we remain excited with the opportunities ahead, and we are confident our successful track record of execution and our current strategic position will allow us to continue to outpace the overall industry."

Conference Call

Diodes Incorporated will hold a conference call on Tuesday, February 6th, 2007 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its fourth quarter and full year 2006 results. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the investor section of Diodes' website at www.diodes.com. To listen to the live call, please go to the Investor section of Diodes website and click on the Conference Call link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes website for 60 days.

About Diodes Incorporated

Diodes Incorporated (NasdaqGS: DIOD), an S&P SmallCap 600 Index company, is a leading manufacturer and supplier of high-quality discrete and analog semiconductor products, primarily to the communications, computing, industrial, consumer electronics and automotive markets. The Company has its Corporate sales, marketing, engineering and logistics headquarters in Southern California; Design Centers in Dallas and San Jose; wafer fabrication plant in Missouri; two manufacturing plants in Shanghai; fabless analog IC plant in Hsinchu Science Park, Taiwan; engineering, sales, warehouse and logistics offices in Taipei and Hong Kong, and sales and support offices throughout the world. With its recent asset acquisition of APD Semiconductor, a privately held U.S.-based fabless discrete semiconductor company, Diodes acquired proprietary SBR(R) technology.

Diodes' product focus is on subminiature surface-mount discrete devices, analog power management ICs and Hall-effect sensors all of which are widely used in end-user equipment such as TV/Satellite set top boxes, portable DVD players, datacom devices, ADSL modems, power supplies, medical devices, wireless notebooks, flat panel displays, digital cameras, digital audio players, mobile handsets, DC to DC conversion, Wireless 802.11 LAN access points, brushless DC motor fans, and automotive applications. For further information, please visit our website at www.diodes.com.


Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as the integration of ADP within Diodes existing operations, the Company's ability to successfully make additional acquisitions, fluctuations in product demand, the introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, successful integration of acquired companies and/or assets, risks of foreign operations, availability of tax credits, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Source:  Diodes Incorporated

CONTACT: Carl Wertz, Chief Financial Officer, Diodes Incorporated (805) 446-4800 e-mail: carl_wertz@diodes.com
or
Crocker Coulson, President, CCG Investor Relations, (310) 231-8600, Ext. 103, e-mail: crocker.coulson@ccgir.com
--------------------------------------------------------------------------------


Recent news releases, annual reports, and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

CONSOLIDATED CONDENSED INCOME STATEMENT and BALANCE SHEET FOLLOWS

                      DIODES INCORPORATED AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                   (Unaudited)

                                                           Three Months Ended                Twelve Months Ended
                                                               December 31,                      December 31,
                                                    -------------------------------     -------------------------------
                                                          2005              2006             2005              2006
                                                    -------------     -------------     -------------     -------------
Net sales                                           $  61,367,000     $  94,432,000     $ 214,765,000     $ 343,308,000
Cost of goods sold (1)                                 39,960,000        62,883,000       140,388,000       229,416,000
                                                    -------------     -------------     -------------     -------------

     Gross profit                                      21,407,000        31,549,000        74,377,000       113,892,000

Selling and general administrative                      8,816,000        13,063,000        30,285,000        47,945,000
  expenses (2)
Research and development expenses (3)                   1,025,000         2,332,000         3,713,000         8,317,000
Loss (gain) on disposal of fixed assets                     3,000                --          (102,000)          152,000
                                                    -------------     -------------     -------------     -------------
    Total operating expenses                            9,844,000        15,395,000        33,896,000        56,414,000


    Income from operations                             11,563,000        16,154,000        40,481,000        57,478,000

Other income (expense)
    Interest income                                       752,000         3,891,000           819,000         6,699,000
    Interest expense                                     (132,000)       (1,218,000)         (598,000)       (1,582,000)
    Other                                                 199,000           225,000           406,000        (1,474,000)
                                                    -------------     -------------     -------------     -------------
                                                          819,000         2,898,000           627,000         3,643,000

Income before income taxes and minority interest       12,382,000        19,052,000        41,108,000        61,121,000
Income tax provision (4)                               (2,049,000)       (3,911,000)       (6,685,000)      (11,689,000)
                                                    -------------     -------------     -------------     -------------

Income before minority interest                        10,333,000        15,141,000        34,423,000        49,432,000

Minority interest in joint veture earnings               (292,000)         (466,000)       (1,094,000)       (1,289,000)
                                                    -------------     -------------     -------------     -------------

Net income                                          $  10,041,000     $  14,675,000     $  33,329,000     $  48,143,000
                                                    =============     =============     =============     =============

Earnings per share
     Basic                                          $        0.40     $        0.57     $        1.44     $        1.88
     Diluted                                        $        0.36     $        0.53     $        1.29     $        1.74
                                                    =============     =============     =============     =============

Number of shares used in computation
     Basic                                             25,169,874        25,949,677        23,168,180        25,628,419
     Diluted (5)                                       28,024,223        27,886,235        25,894,384        27,667,755
                                                    =============     =============     =============     =============

                      DIODES INCORPORATED AND SUBSIDIARIES
        CONSOLIDATED RECONCILIATION OF NET INCOME TO PRO FORMA NET INCOME
                                   (Unaudited)

Pro forma consolidated statements of income are presented because we use it as an additional measure of our operating performance. Pro forma net income and pro forma net income per share should not be considered as alternatives to net income, earnings per share or other measures of consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity. Pro forma consolidated statements of income are intended to present our operating results, excluding items described below, for the periods presented.

Pro forma net income                                      Three Months Ended              Twelve Months Ended
and earnings per share reconciliation                        December 31,                     December 31,
                                                    ----------------------------      ----------------------------
                                                        2005             2006             2005             2006
                                                    -----------      -----------      -----------      -----------
GAAP net income                                     $10,041,000      $14,675,000      $33,329,000      $48,143,000
                                                    ===========      ===========      ===========      ===========
Pro forma adjustments:
  Stock option expense
    included in cost of goods sold:                          --           70,000               --          469,000
  Stock option expense
    included in selling and general
    administrative expenses:                                 --        1,283,000               --        5,394,000
  Stock option expense
    included in research and
   development expenses:                                     --          164,000               --          603,000

    Total stock option expense                               --        1,517,000               --        6,466,000

  Income tax benefit related to
    stock option expense                                     --          406,000               --        1,170,000

Pro forma net income                                $10,041,000      $15,786,000      $33,329,000      $53,439,000
                                                    ===========      ===========      ===========      ===========

     Diluted shares used in computing
        Pro forma earnings per share                 28,024,223       27,886,235       25,894,384       27,667,755
     Incremental shares considered
        to be outstanding:                                   --          533,951               --          632,670
                                                    -----------      -----------      -----------      -----------
     Adjusted diluted shares used in computing
        Pro forma earnings per share                 28,024,223       28,420,186       25,894,384       28,300,425
                                                    ===========      ===========      ===========      ===========

Pro forma earnings per share
     Basic                                          $      0.40      $      0.61      $      1.44      $      2.09
     Diluted                                        $      0.36      $      0.56      $      1.29      $      1.89
                                                    ===========      ===========      ===========      ===========

      1) For the quarter and twelve months ended December 31, 2006, includes $70,000 and $469,000 of stock option expense, respectively.

      2) For the quarter and twelve months ended December 31, 2006, includes $1,283,000 and $5,394,000 of stock option expense, respectively.

      3) For the quarter and twelve months ended December 31, 2006, includes $164,000 and $603,000 of stock option expense, respectively.

      4) For the quarter and twelve months ended December 31, 2006, includes $406,000 and $1,170,000 of income tax benefit related to stock option expense, respectively.

      5) For the quarter and twelve months ended December 31, 2006, 533,951 and 632,670 incremental shares are considered to be outstanding under FAS123R, respectively.

                      DIODES INCORPORATED AND SUBSIDIARIES
               CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA
                                   (Unaudited)

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Our management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating companies in our industry. In addition, our management believes that EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending, which items may vary for different companies for reasons unrelated to overall operating performance. As a result, our management uses EBITDA as a measure to evaluate the performance of our business. However, EBITDA is not a recognized measurement under generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not consider certain cash requirements such as a tax and debt service payments.


The following table provides a reconciliation of Net Income to EBITDA:

                                               Three Months Ended
                                                  December 31,
                                         -----------------------------
                                             2005              2006
                                         -----------       -----------
Net Income                                10,041,000        14,675,000
Plus:
      Interest expense, net                 (620,000)       (2,673,000)
      Income tax provision                 2,049,000         3,911,000
      Depreciation and amortization        4,341,000         7,012,000
                                         -----------       -----------
EBITDA                                    15,811,000        22,925,000
                                         -----------       -----------



                                              Twelve Months Ended
                                                  December 31,
                                         -----------------------------
                                             2005              2006
                                         -----------       -----------

Net Income                                33,329,000        48,143,000
Plus:
      Interest expense, net                 (221,000)       (5,117,000)
      Income tax provision                 6,685,000        11,689,000
      Depreciation and amortization       16,228,000        21,065,000
                                         -----------       -----------
EBITDA                                    56,021,000        75,780,000
                                         -----------       -----------

                      DIODES INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEET


                                     ASSETS

                                                                    December 31,        December 31,
                                                                        2005                2006
                                                                   -------------       -------------
CURRENT ASSETS                                                                          (unaudited)
             Cash and cash equivalents                             $  73,288,000       $  48,888,000
             Short-term investments                                   40,348,000         291,008,000
                                                                   -------------       -------------
                     Total cash and short-term investments           113,636,000         339,896,000

             Accounts receivable
                     Customers                                        48,348,000          72,175,000
                     Related parties                                   6,804,000           6,147,000
                                                                   -------------       -------------
                                                                      55,152,000          78,322,000
                     Less: Allowance for doubtful receivables           (534,000)           (617,000)
                                                                   -------------       -------------
                                                                      54,618,000          77,705,000

             Inventories                                              24,611,000          48,702,000
             Deferred income taxes, current                            2,541,000           4,426,000
             Prepaid expenses and other current assets                 5,326,000           8,393,000

                            Total current assets                     200,732,000         479,122,000


PROPERTY, PLANT AND EQUIPMENT, at cost, net
           of accumulated depreciation and amortization               68,930,000          95,469,000

DEFERRED INCOME TAXES, non current                                     8,466,000           5,823,000

OTHER ASSETS
             Equity investment                                         5,872,000                  --
             Intangible assets                                         9,169,000
             Goodwill                                                  5,090,000          24,635,000
             Other                                                       425,000           6,697,000
                                                                   -------------       -------------

TOTAL ASSETS                                                       $ 289,515,000       $ 620,915,000
                                                                   =============       =============

                      DIODES INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEET

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                       December 31,        December 31,
                                                                                           2005                2006
                                                                                      -------------       -------------
                                                                                                           (unaudited)
CURRENT LIABILITIES
                 Line of credit                                                       $   3,000,000       $          --
                 Accounts payable
                          Trade                                                          18,619,000          40,029,000
                          Related parties                                                 7,921,000          12,120,000
                 Accrued liabilities                                                     18,312,000          24,967,000
                 Income tax payable                                                       1,470,000           3,433,000
                 Long-term debt, current portion                                          4,621,000           2,802,000
                 Capital lease obligations, current portion                                 138,000             141,000
                                                                                      -------------       -------------

                                Total current liabilities                                54,081,000          83,492,000

LONG-TERM DEBT, net of current portion
                   2.25% convertible senior notes due 2026                                       --         230,000,000
                   Other                                                                  4,865,000           7,115,000

CAPITAL LEASE OBLIGATIONS, net of current portion                                         1,618,000           1,477,000
OTHER LONG-TERM LIABILITIES                                                                      --             101,000
MINORITY INTEREST IN JOINT VENTURE                                                        3,477,000           4,787,000
                                                                                      -------------       -------------

                                Total liabilities                                        64,041,000         326,972,000

STOCKHOLDERS' EQUITY
                 Preferred stock - par value $1.00 per share;
                          1,000,000 shares authorized;
                          no shares issued and outstanding                                       --                  --
                 Common stock - par value $0.66 2/3 per share;
                         70,000,000 shares authorized; 25,258,119 and 25,961,267
                          shares issued at December 31, 2005
                          and December 31, 2006, respectively                            16,839,000          17,308,000
                 Additional paid-in capital                                              94,664,000         113,225,000
                 Retained earnings                                                      114,659,000         162,802,000
                 Accumulated other comprehensive gain (loss)                               (688,000)            608,000
                                                                                      -------------       -------------

                                Total stockholders' equity                              225,474,000         293,943,000
                                                                                      -------------       -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                              289,515,000         620,915,000
                                                                                      =============       =============